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[LETTERHEAD]


                                                   ABN AMRO INCORPORATED
                                                   208 South LaSalle Street
                                                   Chicago, Illinois 60604-1003
                                                   (312) 855-7600




                        CONSENT OF ABN AMRO INCORPORATED


We hereby consent to the use of our name and to the description of our valuation analysis, which has been approved by us, under the captions "THE DEMUTUALIZATION -- Actions of the Independent Committee and the Board," and "THE DEMUTUALIZATION -- Stock Price and Number of Shares Issued" and of our name and our opinion regarding the subscription rights under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Subscription Rights" in MEEMIC Holdings, Inc.'s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 2, 1998. We further consent to the filing of our valuation analysis, on a confidential basis, with the Securities and Exchange Commission for review. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that may come within the category of persons whose is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                  ABN AMRO INCORPORATED


                                  By:  /s/ Patrick T. DeLacey
                                     -------------------------------
                                     Patrick T. DeLacey
                                     Managing Director





Chicago, Illinois
January 19, 1999